Exhibit 23.1

CONSENT OF PETERSON & CO., LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Forms S-2 (Nos. 333-125096, 333-108923, 333-105656, 333-37676, 333-63468, 333-73906, 333-84766), Forms S-3 (Nos. 333-19695, 333-62761, 333-45759, 333-07861) and Forms S-8 (Nos. 333-105854, 033-61704, 033-61708, 033-63046, 333-24991, 333-26319, 333-60011) of our report dated March 24, 2006 included in the Annual Report on Form 10-KSB of Protein Polymer Technologies, Inc. for the year ended December 31, 2005, with respect to the financial statements, included in this Form 10-KSB.

/s/ PETERSON & CO., LLP
PETERSON & CO., LLP

San Diego, California

March 31, 2006